Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this post-effective amendment no. 1 to the registration statement on Form S-1 of Celsion Corporation, File No. 333-168314 (the “Registration Statement”) of our report dated March 24, 2011, related to the financial statements of Celsion Corporation included in its Annual Report on Form 10-K for the year ended December 31, 2010, filed with the Securities and Exchange Commission, and to the reference of our firm under the heading “Experts” in the Prospectus, which is part of the Post-Effective Amendment No. 1 to the Registration Statement.

/s/ Stegman & Company
Stegman & Company
Baltimore, Maryland
March 28, 2011